EXHIBIT 99.1

STATE INVESTORS BANCORP, INC. REPORTS FOURTH QUARTER RESULTS

Metairie, Louisiana – February 5, 2013 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended December 31, 2012, of $97,000, a decrease of $271,000, as compared to net income of $368,000 reported for the quarter ended December 31, 2011.  Earnings per share, basic and diluted, were $0.04 for the quarter ended December 31, 2012. Net income for the year ended December 31, 2012 amounted to $752,000, a decrease of $298,000 from $1.05 million in net income reported for the year ended December 31, 2011. Earnings per share, basic and diluted, were $0.26 for the year ended December 31, 2012.

The decrease in net income for the quarter ended December 31, 2012 resulted primarily from a $228,000, or 8.4%, decrease in total interest income, an increase of $101,000, or 6.7%, in non-interest expense, a decrease of $24,000, or 32.0%, in non-interest income, partially offset by a decrease of $77,000, or 10.0%, in total interest expense.  Net interest income decreased $151,000, or 7.7%, due to the $228,000 decrease in total interest income as a result of an overall decline in the average rate of return.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $186,000, or 27.0%, as well as increases of $66,000, or 45.2% in occupancy expense, and $8,000, or 21.6%, in deposit insurance premiums, partially offset by decreases of $84,000, or 50.6% in data processing expense, $48,000, or 42.1%, in professional expense, $16,000, or 42.1%, in advertising, and $2,000, or 0.9%, in other non-interest expense.  A $50,000 provision for loan losses was made during the quarter ended December 31, 2012.

The decrease in net income for the year ended December 31, 2012, compared to the same period in 2011, was primarily due to a decrease of $392,000, or 3.6%, in interest income, an increase of $650,000, or 11.0%, in non-interest expense, and a decrease of $16,000, or 6.3%, in non-interest income.  This was partially offset by a decrease of $686,000, or 20.1%, in total interest expense and a decrease in the provision for income taxes of $62,000.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds. The decrease in non-interest income was due to an $11,000 gain on the sale of other real estate during the year ended December 31, 2011 compared to none in the year ended December 31, 2012, and a $5,000 decrease in service charges, fees and other operating income.  The increase in non-interest expense was primarily due to increases of $358,000 in salaries and employee benefits expense, $169,000 in occupancy expense, $168,000 in other non-interest expense, and $160,000 in professional fees, partially offset by decreases of $112,000 in data processing expense, $59,000 in advertising expense, $26,000 in deposit insurance premiums, $6,000 in office supplies and postage, and $2,000 in security expense.  The increase in other non-interest expense was primarily due to increased public company expenses.

At December 31, 2012, the Company reported total assets of $246.0 million, a decrease of $3.6 million, compared to total assets of $249.6 million at December 31, 2011.  The decrease primarily reflects decreases in investment securities of $6.9 million, or 12.9%, other assets of $1.4 million, or 10.7%, and net loans receivable of $297,000, or 0.2%, partially offset by an increase of $5.0 million, or 65.3%, in cash and cash equivalents.  Advances from the Federal Home Loan Bank of Dallas amounted to $39.3 million at December 31, 2012, compared to $42.3 million at December 31, 2011, a decrease of $3.0 million, or 7.1%. Deposits increased $3.6 million, or 2.3%, at December 31, 2012 compared to December 31, 2011.  At December 31, 2012, the Company reported $3.6 million of non-performing assets, or 1.5%, of total assets at such date, compared to $3.4 million of non-performing assets, or 1.4%, of total assets at December 31, 2011.

Total shareholders’ equity decreased $4.5 million, or 9.3%, to $43.5 million at December 31, 2012, from $48.0 million at December 31, 2011, primarily due to the purchase of 116,380 shares for the employee benefit plans and 343,508 shares under the repurchase program, partially offset by net income of $752,000 for the year ended December 31, 2012, and an increase in unrealized gain on securities available for sale of $561,000, net of the deferred tax effect.

The Company repurchased 307,840 shares of its common stock during the quarter ended December 31, 2012 at an average price per share of $13.40 and repurchased 343,508 shares of its common stock during the year ended December 31, 2012 at an average price per share of $13.33 under the share repurchase programs announced in 2012 which covered up to 547,475 shares.  As of December 31, 2012, there were a total of 203,967 shares remaining for repurchase under the programs.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	December 31, 2012	December 31, 2011
ASSETS	(Unaudited)

Cash and cash equivalents	$12,729	$7,700
Investment securities	46,474	53,361
Loans receivable, net	174,833	175,130
Other assets	11,982	13,425

Total assets	$246,018	$249,616

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$161,163	$157,561
FHLB advances	39,286	42,308
Other liabilities	2,067	1,776

Total liabilities	202,516	201,645

Total shareholders’ equity	43,502	47,971

Total liabilities and shareholders’ equity	$246,018	$249,616

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Total interest income	$2,501	$2,729	$10,407	$10,799
Total interest expense	691	768	2,724	3,410
Net interest income	1,810	1,961	7,683	7,389
Provision for loan losses	50	30	142	154
Net interest income after provision for loan losses	1,760	1,931	7,541	7,235

Non-interest income	51	75	239	255
Non-interest expense	1,598	1,497	6,537	5,887
Income before income taxes	213	509	1,243	1,603
Income taxes	116	141	491	553

NET INCOME	$97	$368	$752	$1,050

Earnings Per Share
Basic	$0.04	0.13	$0.26	0.74
Diluted	$0.04	0.13	$0.26	0.74

	Three Months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	2.92%	3.20%	3.03%	3.24%
Net interest margin	3.17%	3.43%	3.30%	3.41%
Average interest-earning assets to
average interest-bearing liabilities	120.38%	117.36%	123.70%	111.09%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.45%	1.35%	1.45%	1.35%
Allowance for loan losses as a percent of non-performing loans	48.37%	47.32%	48.37%	47.32%
Allowance for loan losses as a percent of total loans receivable	0.98%	0.90%	0.98%	0.90%

Per Share Data:
Shares outstanding at period end	2,565,992	2,909,500	2,565,992	2,909,500
Weighted average shares outstanding: Basic	2,728,196	2,909,500	2,859,527	1,419,000
Diluted	2,763,048	2,909,500	2,875,467	1,419,000

Tangible book value at period end	$16.95	$16.49	$16.95	$16.49
________________________
(1)           Ratios for the three month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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